Exhibit 3.1
BYLAWS

GRUPO SIMEC, S.A.B. DE C.V.

ARTICLES

Name; Corporate Purpose; Domicile; Nationality and Duration

FIRST.   Name

The name of the Company is “GRUPO SIMEC” which shall in all instances be followed by the words “Sociedad Anónima Bursátil de Capital Variable” or its abbreviation, “S.A.B. de C.V.”

SECOND.   Corporate Purpose

The Company’s purpose is:

1.	To promote, organize or manage all kinds of commercial or civil entities.

2.
To incorporate and/or acquire shares or partnership interest of any commercial or civil companies, whether it is through their incorporation or by acquiring shares or partnership interests in those already incorporated, as well as to transfer such shares or partnership interests and participate management or liquidation.

3.	To issue, subscribe, accept and endorse all types of credit instruments, including secured and unsecured debentures.

4.	To guarantee by any means permitted by Law, its own or third parties liabilities, with or without consideration.

5.
To obtain or grant loans granting or receiving guaranties in respect of the same; to assume joint liability with other entities, to issue bonds and promissory notes; to accept, issue, endorse or guarantee all types of negotiable instruments; to grant any type of guarantees of any kind (including but not limited to bails, mortgages, guarantee trusts, etc.) in respect of the obligations assumed or the documents issued or accepted by third parties, and assume obligations on behalf of its subsidiaries.

6.	The acquisition, sale, leasing, subleasing of real estate or movables, necessary or convenient to achieve its corporate purpose.

7.	To represent or act as representative, agent of individuals or companies domestic or foreign.

8.	In general, to carry out and execute any related, incidental or ancillary activities, agreements and transactions that may be necessary or convenient to achieve the abovementioned purposes.

THIRD.   Domicile

The Company’s domicile is Guadalajara, Jalisco; however, it may establish offices, agencies or branches in any other jurisdiction within the Mexican Republic or abroad and designate contractual addresses without it being understood that there has been a change in the corporate domicile. Shareholders are submitted to the jurisdiction of the Company’s domicile, waiving to any other jurisdiction that may correspond to their domiciles.

FOURTH.   Nationality

The Company’s nationality is Mexican. Any foreign person who may upon incorporation of the Company or at any time thereafter acquire an interest or participation therein, shall be considered as Mexican in respect of any shares or rights acquired there from, of any assets, rights, concessions, participations or interests held by the Company or of any rights and obligations arising from any agreement to which the Company is party, and shall be deemed to have agreed not to invoke the protection of its own government under penalty, in the event of violation of such agreement, of forfeiting in favour of the Mexican government any rights or property acquired thereby..

FIFTH.   Duration

The duration of the Company’s corporate existence is indefinite.

Capital Stock and Shares

ARTICLE SIXTH.   Capital Stock

The Company’s capital is variable. The minimum fixed portion of the Company’s capital, which may not be withdrawn, is $441’785, 695.76 (four hundred forty one million seven hundred eighty five thousand six hundred ninety five pesos 76/100 Mex.Cy.) and is represented by ordinary, Series “B” Class I shares of common stock, no par value, that shall be fully subscribed and paid-in. The variable portion of the Company’s capital is unlimited and shall be represented by such number of Class II shares of common stock, no par value, issued in registered form and with such other characteristics as the shareholders’ meeting that approves the issuance of such shares may determine, that may be subscribed either by Mexican individuals or entities or by foreign individuals, companies or entities as defined as foreign investors pursuant to article 2 of the Foreign Investment Law, and may confer the same rights and obligations to the shareholders on their corresponding series.

Class II shares shall be divided in two series, series “B” shares of common stock and series “L” shares with voting and limited corporate rights, pursuant to these by-laws. Series “L” shares may be issued, prior authorization of the National Banking and Securities

Commission and pursuant to article 54 of the Securities Market Law and other applicable laws.

Every share shall confer its holder one vote at the shareholders meeting and shall be entitled to vote in every matter of the shareholders meeting agenda, whenever these by-laws or the Law grants voting rights.

Shares without voting rights or with limited voting right, may not exceed 25% (twenty five percent) of the capital stock considered by the National Banking and Securities Commission as placed to the public investors, on the date of the public offering. The National Banking and Securities Commission may expand such percentage, whenever there are plans to issue any kind of shares that are convertible into ordinary shares in a period not greater than (5) five years as of their placement, or plans that may restrict voting rights because of the holder’s nationality.

The Series “L” shares shall have the characteristics and the economic rights determined by the shareholders’ meeting to that effect. Series “L” shareholders, may only vote in matters regarding (i) the transformation of the Company, (ii) extend of its duration, (iii) appointment of members of the board according to these by-laws and the Securities Market Law, (iv) merger of the Company, (v) split of the Company, (vi) dissolution or liquidation of the Company, and (vii) cancellation of the Company’s registration of shares with the National Securities Registry.

SEVENTH.   Cancellation of the registration with the National Banking Securities Registry

In of the event of the cancellation of the shares registered with the National Securities Registry pursuant to the Securities Market Law and the regulations issued by the National Banking and Securities Commission, either by the Company through resolution adopted by an extraordinary shareholders meeting and with the favourable vote of the shareholders, with or without voting rights, that represent 95% (ninety five percent) of the capital stock or by resolution adopted by the National Banking and Securities Commission, the Company is obliged, prior to the cancellation, to conduct a public tender offer to purchase such pursuant to Article 108 of the Securities Market Law and other applicable regulations.

Upon completion of such tender offer, the Company shall be required to create a trust within a term of at least six months, with amounts sufficient to purchase, at the same offering price, all the shares held by investors not participating in the tender offer. In the corresponding offering circular, the terms and conditions of such trust must be revealed.

Any person(s) who may exercise the control of the Company as of the date of the tender offer shall be jointly liable for the compliance of the provisions contained in the foregoing Article.

The tender offer shall also be subject to Articles 96, 97, 98 sections I and II, and the first paragraph of Article 101, of the Securities Market Law.

Not earlier than 10 (ten) business days prior to the offering date, the Board of Directors, based upon the opinion of the Audit and Corporate Practices Committee, shall prepare and disclose to the public, through the applicable stock exchange, an opinion regarding the offering price and any conflicts of interests which any of the directors may have related to the tender offer. The opinion of the Board of Directors may include the opinion of an independent expert retained by the Company.

The Company, based upon its financial condition and prospects and subject to the prior authorization of the Board of Directors based upon an opinion from its Audit and Corporate Practices Committee duly supported by the opinion of an independent expert, may apply for the National Banking and Securities Commission to determine the offering price with a different method, stating on its application the reasons that justify to use such method.

The amendment of the foregoing Article shall require the favourable opinion of the National Banking and Securities Commission and the affirmative vote of at least 95% (ninety five percent) of the shares entitled to vote in connection therewith at an extraordinary shareholders’ meeting.

EIGHTH.   Repurchase of Shares

The Company may choose to repurchase its own shares or any securities representing such shares, without being subject to the prohibition contained in the first paragraph of Article 134 of the General Law of Business Corporations.

The repurchase of shares must be carried out pursuant to the terms and pursuant to article 56 of the Securities Market Law and other applicable regulations, including those issued by the National Banking and Securities Commission.

NINTH.   Stock Certificates

All ordinary shares on their corresponding class shall confer their holders equal rights and obligations. The stock certificates that evidence the shares shall bear the autograph or facsimile signature of two members of the Board of Directors. The stock certificates shall be progressively numbered and may represent one or several shares; they shall have adhered numbered coupons for the payment of dividends. The Stock certificates or provisional certificates shall meet all the requirements provided by article 125 of the General Law of Business Corporations and shall include, the text of this article and Article Four of these by-laws.

Likewise, regarding stock certificates that have been deposited in a securities deposit institution, or when such institution receives directly from the Company, any securities that have been originated from the exercise of the economic rights on behalf of its depositors, the Company may, prior authorization of such securities deposit institution, deliver multiple stock certificates or one sole stock certificate that evidence the shares of the offering and the deposit, having the institution the obligation to draft the corresponding entries in order to determine the rights of the depositors. In such case, the stock certificates shall be issued with the legend “for their deposit” with the corresponding deposit institution, without being necessary to mention the name, nationality, domiciles of the holders. Likewise, according to the Securities Market Law, stock certificates without coupons may be issued; in that case, the statements issued by the deposit institutions shall be considered as coupons for all legal effects. The Company shall issue the definitive stock certificates within a period of 90 (ninety) calendar days as of the date of their issuance or corresponding exchange.

TENTH.   Registration

The Company shall have a stock registry book. Such book shall be maintained by the Company’s Secretary, unless the shareholders meeting or the Board of Directors appoints an authorized securities deposit institution to act as registrar on its behalf, in which all subscriptions, acquisitions and transfers of shares must be recorded in such registry, containing the name, address and nationality of the Company’s shareholders and their transferees. Pursuant to the Securities Market Law, so long as the Company’s shares are listed on any stock exchange, the share registry must be updated annually based upon the records and information maintained by the securities deposit institution with which such shares are deposited.

Pursuant to Articles 128 and 129 of the General Law of Business Corporations, and Articles 290, 293 and other related provisions of the Securities Market Law, only those persons listed on the stock registry shall be recognized as shareholders by the Company.

So long as the Company’s shares are listed on any stock exchange, in order to register them in such book, it shall only be necessary to state such circumstance and list the securities deposit institutions where the certificates are being deposited and, in such case, the Company shall recognize as owner of the shares, also those who evidence to be holders of shares with their corresponding statements issued by the securities deposit institution, listed on the corresponding holders list, made by the persons that appear as depositor of such certificates in terms of article 290 of the Securities Market Law and other applicable regulations.

The stock registry shall be closed as of the date the certificates are issued pursuant to article 290 of the Securities Market Law and other applicable regulations, until the next calendar day following the day the corresponding shareholders meeting is held. During such periods, no transaction shall be recorded therein.

ELEVENTH.   Capital Increases and Decreases

Except for capital increases and decreases resulting from the purchase or offer of its own shares pursuant to Article Eight hereof, article 56 of the Securities Market Law and other applicable regulations, the variable portion of the Company’s capital must be increased or decreased, without being necessary the amendment of the Company’s by-laws, with the only requirement that such transactions must be approved by an ordinary shareholders’ meeting. The minutes of such meeting must be notarized but need not be registered with the Public Registry of Commerce.

Any decrease or increase in the minimum fixed portion of the Company’s capital must be approved by an extraordinary shareholders’ meeting, subject to the provisions of these bylaws and the General Law of Business Corporations.

Likewise, the Company may issue unsubscribed shares of any series of the variable portion of the Company’s capital stock, which shall be maintained as treasury shares for their delivery upon subscription, as determined to that effect by the shareholders meeting or the Board of Directors, prior authorization of the National Securities Registry. The Company may also issue unsubscribed shares for their public offering, as long as there are kept by an authorized securities deposit institution pursuant to Article 53 and other related provisions of the Securities Market Law. The provisions of Article 132 of the General Law of Business Corporations, as well as these by-laws shall not be applicable, when the increases are carried out for public offerings. The corresponding notice, by means of which the extraordinary shareholders meeting is called, shall establish that it is being convened for the purposes of article 53 of the Securities Market Law and other applicable regulations.

No increase of the Company’s capital stock can be carried out, if the shares issued before, have not been fully subscribed and paid. In the event of an increase of the Company’s capital stock, shareholders shall have a preemptive right to subscribe and pay for new shares issued as a result of such increase in proportion to their interest at the time. The preemptive right to subscribe and pay for new shares issued as a result of a capital increase, must be exercised within 15 (fifteen) business days after the publication of the notice of the corresponding shareholder resolution in the Official Gazette of Jalisco and in one of the newspapers of general circulation in the Company’s domicile, unless the new shares (a) are issued as a result of the Company’s merger, (b) are issued as unsubscribed shares for the conversion of convertible debentures pursuant to Article 210-Bis of the General Law on Negotiable Instruments and Credit Transactions, (c) are issued for its placement pursuant to Article 53 of the Securities Market Law, , (d) are issued for the offering of own shares acquired pursuant to Article Eight of these by-laws.

Notwithstanding the above, if all shares of the Company’s stock were duly represented at the relevant shareholders’ meeting, the before mentioned 15 (fifteen) day term shall run from the date of such meeting and the shareholders shall be deemed to have received notice of the relevant resolution as of such date. In such event, no notice shall need to be published.

The Company may increase its capital in the events set forth in Article 116 of the General Law of Business Corporations, and such capital increases may be paid for in cash or kind or through the capitalization of liabilities, reserves or other items of the stockholders’ equity. Share certificates have no par value and, accordingly, pursuant to Article 53 and other related provisions of the Securities Market Law, and Article 210-Bis of the General Law of Negotiable Instruments and Credit Transactions, there shall be no need to issue new share certificates as a result of a capital increase through the capitalization of subscription premiums, retained earnings or valuation reserves, except as otherwise directed by the shareholders’ meeting that approves such capital increase.

The decrease of the capital stock in its variable portion, shall be carried out through the repayment of full shares, at a value determined by the shareholders’ meeting to that effect, through the repayment of the shares of all the shareholders, after the decrease of the capital stock in the same share percentage or the which approximates the most to the one previously owned.

Holders of shares representing the variable portion of the Company’s capital shall not be entitled to exercise the withdrawal rights otherwise provided by Article 220 of the General Law of Business Corporations.

Except for the movements of capital stock resulting from the repurchase or offering of own shares pursuant to Article Eight of these by-laws, every increase or decrease of the capital stock shall be registered in the registry kept by the Secretary to that effect, except when such registry is entrusted to some else by the Board of Directors or the shareholders meeting, pursuant to Article Tenth of these by-laws.

TWELVFTH.   Acquisition of Shares by Subsidiaries

Subsidiaries and other entities controlled by the Company may not, directly or indirectly, hold any shares representing the capital stock of the Company or any entity of which the Company is a subsidiary, except in case such subsidiaries acquire shares of the capital stock of the Company in order to comply with options or sale plans established for distribution of those shares to its officers or employees or the Company’s officers or employees pursuant to a stock option or stock purchase plan pursuant to the Securities Market Law.

The Company or its subsidiaries, shall be considered as the same economic unit, for purposes of information revelation, accounting, transactions with related parties and the transactions referred in the second paragraph of article Twenty Fifth of these by-laws.

Shareholders’ Meeting

THIRTEENTH.   Shareholders’ Meetings

The supreme authority of the Company is the General Shareholders Meeting, with the subordination of all the other authorities of the Company, and shall be held in its domicile, unless any force major event occurs. The shareholder’s meetings may be general or special, and the general shareholders’ meetings shall be ordinary and extraordinary.

The shareholders meeting may resolve any issue submitted to its consideration and its resolutions shall be mandatory for all its shareholders, even for the absent or dissident ones, except for what is established in article 206 of the General Law of Business Corporations.

FOURTEENTH.   Types of Meetings

General extraordinary meetings are those called to consider any of the matters set forth in Article 182 of the General Law of Business Corporations, and (i) the repayment of shares with distributable profit through the Mexican Stock Exchange; (ii) those called to consider the cancellation of the registration of the Company’s shares in the National Registry of Securities, the Mexican Stock Exchange or any other domestic or foreign exchange on which such shares are listed, excluding any quotation system or other market not organized as a stock exchange; (iii) the issuance or repayment by the Company of Series “L” shares; and (iv) any amendment to these by-laws.

Any other matter not reserved to the extraordinary meeting, shall be resolved through an ordinary meeting, including those called to resolve the following matters: (i) increases or decreases of the variable portion of the capital stock and (ii) transactions to be carried out by the Company or the entities controlled by the Company, when such entities represent 20% (twenty percent) o more of the consolidated assets of the Company, based on the numbers of the previous three month period, independently of how it is executed, simultaneously or successively, but when according to their characteristics, they are considered as one sole transaction. In such case, the owners of Series “L” shares, shall have voting rights.

The special meetings shall be the ones called to resolve any matter that could affect the rights of Series “L” shares owners, or any other type of shares.

FIFTEENTH.   Ordinary Shareholders’ Meetings

An ordinary shareholders’ meeting must be held at least once a year, within the first four months following the end of each fiscal year, on the date established by the Board of Directors to that effect. In addition to the matters indicated in the relevant agenda, the annual ordinary shareholders’ meeting shall deal with the following matters:

1.
Discuss, approve or modify the report of the Board of Directors of the previous fiscal year, with respect to the Company, including a report with respect to any company in which the Company holds a majority of the shares of stock, if the Company’s interest therein amounts to 20% (twenty percent) or more of the stockholders’ equity according to the statement of financial position as of the end of the relevant fiscal year.

The annual report referred hereinabove, shall include the requirements mentioned in the Securities Market Law, as well as the disclosure of the agreements executed by the Company’s shareholders referred in such Law, notified to the Company in the relevant fiscal year.

2.	Decide the application of results of the relevant fiscal year.

3.	Determine the maximum amount to be applied to the repurchase of shares, pursuant to the terms of Article Eight of these by-laws.

4.
Appoint or reelect the members of the Board of Directors and their alternates, qualifying their independence status, as the case may be, the Secretary of the Company and his alternate and the President of the Audit and Corporate Practices Committee.

5.
Determine, based on a recommendation from the Audit and Corporate Practices Committee, the remunerations of the members of the Board of Directors and, as the case may be, the members of such committee.

6.	Resolve about the Audit and Corporate Practices Committee’s annual report.

7.	Resolve about the Chief Executive Officer’s annual report, pursuant to the Securities Market Law, and

8.	Adopt the measures it deems convenient.

SIXTEENTH.   Notices

The Chairman, the Secretary, the Audit and Corporate Practices Committee must make extraordinary or special shareholders’ meetings calls for ordinary. Any shareholder or group of shareholders representing at least 10% (ten percent) of the capital stock have the right to request the Chairman of the Board of Directors or the Audit and Corporate Practices Committee to call a shareholders’ meeting to discuss the matters specified in the relevant request. The same right shall be available to any shareholder in the events set forth in Article 185 of the General Law of Business Corporations. If the Chairman of the Board of Directors, the Audit and Corporate Practices Committee, as the case may be, fails to call a meeting within 15 (fifteen) calendar days following receipt of the request, the relevant shareholder or group of shareholders may request that the call be made by a competent court with jurisdiction in the Company’s domicile, provided that such shareholder or shareholders submit evidence thereto of their share ownerships and their original request.

The Chairman of the Audit and Corporate Practices Committee, may request the insertion of any matter that he/she may deem convenient in the agenda for a shareholders’ meeting.

SEVENTEENTH.   Publication of Notices

Calls for shareholders’ meetings must set forth the place, date and time of the meeting and the matters to be addressed, and must be published in the Official Gazette of Jalisco or in one newspaper of general circulation in Guadalajara, Jalisco, with at least 15 (fifteen) calendar days prior to the date of the meeting.

As soon as the corresponding notice is published, all documents regarding each point of the Agenda, shall be immediately available for the shareholders, in which no general or equivalent matters shall be included.

EIGHTEENTH.   Quorum

Ordinary shareholders’ meetings are considered as legally convened pursuant to a first call when at least 50% (fifty percent) of the shares representing the Company’s capital are present or represented, and the resolutions of such meetings are valid when approved by the affirmative vote of a majority of the shares present or represented at the meeting.

If the ordinary shareholder’s meeting cannot be held at the date appointed to its celebration, a second or subsequent call shall be carried out to that effect and shall be considered as legally convened regardless of the number of shares represented, and the resolutions of such meetings are valid when approved by a majority of votes.

Extraordinary and special shareholders’ meetings are regarded as legally convened pursuant to a first call when at least 75% (seventy five percent) of the shares representing the Company’s capital are represented. Extraordinary shareholders’ meetings convened pursuant to a second or subsequent notice are regarded as legally convened regardless of the number of shares represented. Resolutions at extraordinary shareholders’ meetings convened pursuant to a first or subsequent notice are valid when approved by the affirmative vote of more than 50% (fifty percent) of the shares representing the Company’s capital.

Notwithstanding the above, in order to consider valid a resolution that (i) amends what is established in this Clause; (ii) modifies the minority shareholder’s rights pursuant to these by-laws and the Securities Market Law; (iii) resolves any merger by the Company with other entity, and (iv) resolves the split of the Company; must be approved by the affirmative vote of at least 75% (seventy five percent) of the Company’s capital. The resolutions referred in Clause Seventh, must be approved by the affirmative vote of at least 95% (ninety five percent) of the Company’s capital stock.

The Series “L” shares shall not be considered to determine the quorum of the shareholders’ meetings, unless the owners of the Series “L” shares are entitled to vote in the resolutions pursuant to these by-laws and any other applicable regulations.

NINETEENTH.   Attendance

Only those persons registered on the Company’s share registry as holders of one or more shares of the capital stock, shall be admitted to any shareholders’ meeting. To be admitted to any shareholders’ meeting, shareholders must submit the necessary admission ticket, which shall only be issued upon request made not later than on the business day immediately preceding the date of the meeting, together with a certificate of deposit of the relevant stock certificates. In case a Securities Deposit Institution is holding the stock certificates, in order to obtain their admission ticket, the shareholders must deliver to the Secretary, a certificate issued by the Securities Deposit Institution, evidencing such situation. The admission ticket shall have the name of the shareholder, the number of shares and the number of votes of each share.

Shareholders may be represented at any shareholders’ meeting by one or more attorneys-in-fact appointed through a proxy letter, that must include the name of the Company and the matters included in the meeting’s Agenda, specifying the instructions given by the shareholder for the exercise of such proxy. The proxy forms of the Company shall be made available to the shareholders, for a period of 15 (fifteen days) before the date of celebration of the meeting. The members of the Board of Directors are not entitled to represent the shareholders in the shareholder’s meeting.

TWENTY.   Chairman and Secretary

Shareholders’ meetings shall be conducted by the Chairman of the Board or, in his absence, by the person appointed by a majority of the present shareholders. The Secretary of the Board of Directors or, in his absence, the Alternate Secretary or, in his absence, the person appointed by the President, shall serve as Secretary of any shareholders’ meeting.

Once the meeting is duly convened, the person conducting the meeting, shall appoint two tellers in order to carry out the recount of the shares being represented in such meeting, and shall formulate an attendance list in which all the names of the present shareholders shall be noted, as well as the number of shares that each one of the shareholders have deposit to that effect.

TWENTY-FIRST.   Suspension

In the event the shareholders’ meeting is duly convened and there was not enough time to resolve all matters included in the Agenda, the meeting may be suspended and be reinstalled within the next 3 (three) following business days, without being necessary to call a new meeting.

TWENTY-SECOND.   Voting

Each share grants its holder one vote at any shareholders meeting. Any shareholder or group of shareholders representing 20% (twenty percent) of the Company’s capital may challenge the resolutions adopted at a general shareholders’ meeting with respect to any matter on which they are entitled to vote, subject to the provisions of Article 202 of the General Law of Business Corporations.

Any shareholder or group of shareholders of voting Series “L” shares or limited voting Series “L” shares, representing at least 10% (ten percent) of the shares present at a shareholders’ meeting, may request that voting on any matter with respect to which they are not sufficiently informed to be postponed. This right may be exercised only once for the same matter.

Holders of voting Series “L” shares or limited voting Series “L” shares, representing at least 5% (five percent) of the capital stock, are entitled to exercise any liability action against the members of the Board of Directors, the Secretary and executive officers of the Company, without the need to comply with articles 131 and 136 of the General Law of Business Corporations. In any case, such action shall comprise the liabilities in favour of the Company or the entities controlled by the Company and not only the personal interests of the plaintiffs.

Shareholders shall abstain from voting on matters in which they have, on their own or on behalf of third parties, any conflict of interest to the ones of the Company. It is presumed that a shareholder has a conflict of interest when having control, the shareholder votes against or in favour of the execution of transactions that may benefit the shareholders or the Company or the entities controlled by the Company.

TWENTY-THIRD.   Written Resolutions

Any resolution adopted by unanimous written consent of all the shareholders that would have been entitled to vote, shall have the same legal effect and consequences as the resolutions adopted during any shareholders’ meeting, as long as the shareholders ratify such resolution in writing. Resolutions may be adopted by unanimous written consent of the shareholders without need for a call or other formality, except for the execution of the document evidencing such resolutions by all the shareholders entitled to vote in connection therewith. Resolutions adopted pursuant to this Article must be recorded in the Book of Minutes maintained by the Company. All documents, which are part of such resolutions, must be attached to the relevant file.

TWENTY-FOURTH.    Minutes

Minutes of shareholders’ meetings shall be recorded in a special book maintained to that effect, and must be signed by the Chairman and the Secretary of the meeting and by any shareholder or attorney-in-fact who may so wish.

Board of Directors

TWENTY-FIFTH.    Composition

The management of the Company shall be entrusted to a Board of Directors and one Chief Executive Officer.

The Board of Directors shall at all times consist of at least 5 (five) members and no more than 21 (twenty one members), provided that the number of directors must at all times be an uneven number and at least 25% (twenty five percent) of the directors must be independent in terms of Article 24 of the Securities Market Law and the regulations issued by the National Banking and Securities Commission, and must be appointed according to their experience, capacity and professional prestige.

The general shareholders’ meeting through which the members of the Board of Directors are appointed, or as the case may be, the meeting whereby such appointments or ratifications are resolved, must qualify the independence of its members. Notwithstanding the foregoing, the following persons may not be independent members (i) employees or executives of the Company, neither when they have been in such charges for the previous year, (ii) employees or executives and shareholders of the Company, when such shareholders have more authority than its executives, (iii) Company’s advisors or partners or employees of advisor firms or consulting firms that provide services to the Company or to the entities that belong to the same economic group of the Company, and whose profits represent 10% (ten percent) or more of its profits; (iv) clients or service providers of the Company or partners, advisors or employees of a company that is client or service provider of the Company, when the sales of such clients or service providers represent 10% (ten percent) of the total sales of such clients or service providers respectively; (v) debtors or creditors of the Company or partners, advisors or employees of a company that is debtor or creditor of the Company, when the amount of the credit is greater than 15% (fifteen percent) of the Company’s assets or of its counterpart; (vi) employees of a foundation, university, civil association or civil entity that receives donations from the Company, and represent more than 15% (fifteen percent) of the total amount of the donations they receive; (vii) Chief Executive Officer or any other high level executive of the board of directors of a company in which the Chief Executive Officer or other high level executive of the Company is part of; and (viii) related persons, parents, blood related persons with a blood or civil bond up to the first degree with respect to any of the persons mentioned in numbers (ii) to (vii) before, or, up to a third degree in connection with the persons related in numbers (i) and (ii).

When independent members of the board, do not continue in their positions, they shall notify the Board of Directors no later than on the date of the following meeting.

Pursuant to Article 50, Section I of the Securities Market Law, any holder or group of holders of Series L shares representing 10% (ten percent) of the Company’s capital shall have the right to elect one member of the Board of Directors and his corresponding alternate, in the understanding that the remaining members of the Board of Directors shall be appointed by the majority of the shareholders.

The appointment of members by minority shareholders, may only be revoked through a general ordinary meeting, including the holders of Series “L” shares when the appointment of all the other members is revoked, in which case the substituted persons shall not be entitled to be appointed during the following 12 (twelve) following months as of the revoking date.

For every member, an alternate member shall be appointed, in the understanding that the alternate members of the independent members shall have the same character. Their respective alternates shall cover the temporary or definitive absences of the principle members, without being entitled to represent 2 (two) members at the same time.

In no case a person that has acted as external auditor of the Company or of any other company of the same corporate group during the previous 12 (twelve) month before the date of his appointment, can act as member of the board.

TWENTY-SIXTH.   Board of Directors’ Meetings

The Board of Directors may hold meetings at any time upon notice thereof, but shall hold a meeting at least once every three (3) months and must be called by the Company’s Secretary. Meetings of the Board of Directors may be held in the Company’s domicile or any other place within the Mexican Republic or abroad. The notices for the Board of Director’s meetings shall be given by hand, certified mail with return receipt requested, facsimile or any other means approved by the directors, at least five (5) business days prior to the meeting, giving sufficient evidence of such notification. Notices must state the matters to be discussed at the meeting and include all necessary documents with respect thereto.

The Chairman any 25% (twenty five percent) of the directors and the chairman of the Audit and Corporate Practices Committee shall be authorized to call a meeting and include in the agenda for a meeting any matter as they may deem convenient.

The Company’s external auditor may be called to a Board of Director’s meeting as guest and shall not be entitled to vote thereat and must refrain from attending any meeting which he may have a conflict of interests or which may compromise his independent status.

TWENTY-SEVENTH.    Quorum

Meetings of the Board of Directors shall be duly convened if the majority of its members are present, and its resolutions shall be valid if adopted by the affirmative vote of a majority of the directors, and in case of draw, the Chairman shall have quality vote.

TWENTY-EIGHTH.    Appointment of Directors

The Directors shall be appointed for one-year period, and may be re-elected and shall remain in office for up to 30 (thirty) days after the expiration of their terms or their resignation if their successors have not been appointed or taken office.

In the events set forth in the preceding paragraph and in Article 155 of the General Law of Business Corporations, the Board of Directors, based on a recommendation from its Chairman, may appoint provisional directors without need for shareholder approval. The appointment of any such provisional directors must be ratified, or their successors appointed, at the next shareholders’ meeting.

In lack of an express appointment by the shareholder’s meeting, the Board of Directors, in the meeting following their designation, shall appoint the President and the Secretary of among its members.

TWENTY-NINTH.    Faculties

The Board of Directors is the legal representative of the Company and, accordingly, shall have the powers and authorities set forth below to perform its duties, and shall exercise such powers in accordance with the voting and other requirements provided in these bylaws:

1.
Power of attorney for lawsuits and collections, including all general and those special powers required to be expressly provided for in accordance with the law. Accordingly, pursuant to the first paragraph of Article 2,554 and Article 2,587 of the Federal Civil Code and the equivalent articles of the civil codes for all other states of the Mexican Republic and the Federal District, such power shall be subject to no restriction whatsoever and shall confer thereto the authority to file and withdraw amparo claims and criminal complaints, cooperate with the attorney general’s office, grant pardons in those instances permitted by the law, submit to arbitration, ask and respond to any questions, require judges to excuse themselves, receive payments and carry out all actions expressly permitted by the law, including representing the Company before any criminal, civil, administrative or labor court or authority.

2.
Power of attorney for administrative matters pursuant to the second paragraph of Article 2,554 of the Federal Civil Code and the equivalent articles of the civil codes for all other states of the Mexican Republic and the Federal District, so as to carry out the Company’s purpose.

3.
Power of attorney for labor related administrative matters pursuant to Articles 692, 786, 866, 870 and other related provisions of the Federal Labor Law, to appear before any labor authority during the initial or any subsequent stage of any labor proceeding to which the Company may be a party or in which it may have an interest, and ask and respond to any questions.

4.
Power of attorney for acts of domain pursuant to the third paragraph of Article 2,554 of the Federal Civil Code and the equivalent articles of the civil codes for all other states of the Mexican Republic and the Federal District.

5.	Power of attorney to issue, endorse and subscribe credit instruments pursuant to Article 9 of the General Law on Negotiable Instruments and Credit Transactions.

6.	Power of attorney to open bank accounts under the Company’s name, withdraw funds there from and designate any authorized signatories.

7.
Authority to oversee the compliance by the Company with the corporate governance provisions set forth in the General Law of Business Corporations, the Securities Market Law, any successors thereof and these bylaws.

8.	Authority to oversee the rights of the minority shareholders set forth in the General Law of Business Corporations, the Securities Market Law, any successors thereof and these by-laws.

9.
Authority to appoint and remove the Chief Executive Officer, any general or special managers and any other officers, attorneys-in-fact, agents or employees of the Company, and determine their powers and obligations, employment conditions, compensations and the terms of any bonds required to be posted.

10.
Authority to establish or close offices, agencies or branches, execute, amend or terminate agreements or to accept on behalf of the Company, powers of attorney from Mexican or foreign individuals or companies.

11.	Authority to call any shareholders’ meeting and enforce the resolutions adopted thereby.

12.
Authority to grant general and special powers of attorney, delegate any of the powers and authorities set forth above that is not expressly reserved to the Board of Directors pursuant to the law or these by-laws, subject to its right to directly exercise at any time such powers, and revoke any powers of attorney granted thereby.

13.
Authority to create any special committees as it may deem necessary for the Company’s operations, and determine the powers and duties of any such committee; provided, that such committees should not have any of the powers expressly reserved to the general shareholders’ meeting or the Board of Directors pursuant to the law or these bylaws.

14.	Authority to determine the manner in which the Company shall vote the shares of stock of its subsidiaries.

15.
Authority to approve the acquisition or transfer of shares representing the capital stock of, or exercise the Company’s right to withdraw from, any subsidiary thereof, subject to the prior consent of the general ordinary shareholders’ meeting, if (a) the purchase or transfer price of the shares of stock of an entity whose purpose or principal activity is not similar to the Company’s purpose or activities, whether through a single transaction or a series of related transactions, represents more than 20% (twenty percent) of the Company’s stockholders equity according to its most recent statement of financial position, or (b) the exercise of the right to withdraw from a variable capital entity whose purpose or principal activity is not similar to the Company’s purposes or activities, whether through a single transaction or a series of related transactions, results in the reimbursement of contributions representing more than 20% (twenty percent) of the Company’s variable capital according to its most recent statement of financial position.

16.	Exclusive authority to approve the temporary repurchase of shares representing the Company’s capital through any applicable stock exchange pursuant to these by-laws. .

17.
Authority to carry out any acts permitted by these by-laws or associated therewith, including the issuance of all types of options in accordance with the Securities Market Law and the regulations issued by the National Banking and Securities Commission.

THIRTY.    Internal Control

The Board of Directors of the Company shall establish the mechanisms and internal controls in order to oversee the compliance by the Company and its subsidiaries of the applicable legal provisions, including but not limited to, the provisions referred in the General Law of Business Corporations and the Securities Market Law.

THIRTY-FIRST.   Chairman

Shareholders’ meetings shall be presided over by the Chairman of the Board or, in his absence, by the person appointed by a majority of the shareholders present. The President shall be the representative of the Board of Directors and shall have quality vote in the Board’s resolutions in case of tie; he shall execute the resolutions of the shareholder’s meeting and of the Board of Directors meeting, unless special delegates are appointed to that effect.

The President of the Board of Directors may not preside the Audit and Corporate Practices Committee at the same time.

THIRTY -SECOND.    Secretary

The Company’s Secretary appointed through the shareholders’ meeting or the Board of Directors, shall not be considered as member of the Board of Directors, and shall maintain the books and non-accounting records of the Company and perform his duties according to these by-laws and the applicable law. The Secretary shall be entitled to assist to the Board meetings and shareholders’ meetings, as well as too other meetings held by the Company, entitled to be present but without any voting right, having the responsibility of drafting the minutes reflecting the resolutions adopted in such meetings. Copies and evidence of such minutes, as well as the corresponding entries, shall be authorized and certified by the Secretary of the Company, who shall be permanent special delegate in order to appear before the Notary Public he may elect to formalize such minutes in case it may be necessary, as well as to grant the necessary powers of attorney conferred by the Board of Directors or the shareholders’ meeting.

In the absence of the Secretary in a Board of Directors meeting, the President shall appoint the person to act in such character.

The Secretary shall make sure that all proxy letters, in case shareholders are represented in the meeting, have all the requirements established in these by-laws and shall state such circumstance in the corresponding minutes.

THIRTY-THIRD.   Written Resolutions

The Board of Directors may adopt resolutions without the need to hold a Board of Directors meeting, by unanimous written consent of all its members or their respective alternates, and such resolutions shall have, the same legal effect and consequences as the resolutions adopted during any Board of Directors meeting, as long as they are evidenced in writing. The document, in which the resolutions are confirmed, shall be delivered to the Secretary, in order to record them in the corresponding book of minutes, and shall indicate that such resolutions have been adopted pursuant to these by-laws.

THIRTY-FOURTH.    Duties and obligations

The members of the Board of Directors of the Company, by reason of the acceptance of their appointments, shall be subject to the care and loyalty duties set forth in the Securities Market Law.

The liability that may arise from the violation of the duty of care or loyalty, shall be exclusively in favour of the Company or the entity controlled by the Company, and may be exercised by the Company or by its shareholders, that jointly or separately, owned the common shares, the limited voting shares, the restricted shares or shares without voting rights, that represent 5% (five percent) or more of the capital stock. The plaintiff that corresponds, may only claim the amount of the indemnity for losses and damages, only if the Board of Directors approves the terms and conditions of the corresponding judicial agreement.

The members of the Board of Directors shall not be liable for the losses and damages caused by the Company or the entities controlled by the Company, when such member has acted in good faith and when any of the exclusion of liability established in the Securities Market Law is bring up to date.

THIRTY-FIFTH.    Chief Executive Officer

The conduction and execution of the business activities of the Company and the entities under its control shall be entrusted to the Chief Executive Officer, subject to the strategies, policies and guidelines approved by the Board of Directors. The Board of Directors, previous opinion of the Audit and Corporate Practices Committee may revoke such charge at any time.

To perform his duties, the Chief Executive Officer shall have broad powers of attorney for acts of administration and lawsuits and collections, including any special powers requiring a special provision pursuant to the law, as well as acts of domain. In order to exercise the faculties for acts of domain, the Chief Executive Officer shall adjust to the terms and conditions established by the Board of Directors to that effect.

The Chief Executive Officer may or may not be shareholder or member of the Board of Directors, and shall remain in his functions for an indefinite period of time until their successors have not been appointed or taken office.

THIRTY-SIXTH.    Employees

In order to adequately perform his duties and satisfy his obligations thereof, the Chief Executive Officer shall seek the assistance of the executive officers or employees of the Company or the entities under its control that may have been designated to provide such assistance.

Vigilance of the Company

THIRTY-SEVENTH.    Vigilance

The vigilance of the management, conduction and execution of the Company’s business or the entities controlled by the Company, considering the relevance of such entities in the financial, administrative or legal situation of the Company, shall be entrusted to the Board of Directors through the Audit and Corporate Practices Committee and the external auditor; each one in its corresponding duties, pursuant to the Securities Market Law and other applicable regulations.

THIRTY-EIGHTH.    External Auditor

The Board of Directors shall retain the services of the external auditor proposed by the Audit and Corporate Practices Committee. Any change or removal of the external auditor shall be subject to approval by a majority of the members of the Audit and Corporate Practices Committee.

The Company’s external auditor may be invited to attend the meetings of the Board of Directors, may participate in any discussions therein, shall not be entitled to vote thereat and must refrain from attending any meeting to consider any matter in connection with which he may have a conflict of interests or which may compromise his independent status.

THIRTY-NINTH.    Audit and Corporate Practices Committee

The Company shall have an Audit and Corporate Practices Committee, pursuant to the Securities Market Law and other applicable regulations.

The Audit and Corporate Practices Committee shall be integrated exclusively by independent members of the board and for a minimum of 3(three) members appointed by the Board of Directors based on the recommendation of the president of such board (in the understanding that, the appointment and/or ratification of the person functioning as President of such Committee, shall be carried out through the General Shareholders’ Meeting).

Members of the Audit and Corporate Practices Committee shall be appointed for a one-year term, provided that they shall remain in office after the expiration of their terms or their resignation until their successors have taken office, or for up to 30 (thirty) days if their successors have not been appointed or taken office. The members of such Committee may be annually elected and shall receive the corresponding remuneration determined by the shareholders’ meeting to that effect.

The Audit and Corporate Practices Committee shall meet when needed in order to fulfil its functions by (i) any of its members, prior written notice to the President of such Committee with 5 (five) business days (ii) the Board of Directors or its President or (iii) the shareholders’ meeting.

Meetings of the Audit and Corporate Practices Committee shall be duly convened if the majority of its members are present, and its resolutions shall be valid if adopted by the affirmative vote of a majority of its members. Such minutes must contain evidence of the attendance of the relevant members and the resolutions adopted by the meeting, and must be signed by the persons acting as Chairman and Secretary thereof. The meeting may be held through conference call, in the understanding that the Secretary of the meeting shall draft the corresponding minutes, which shall be signed by all the members of the meeting. Any resolution adopted pursuant to the foregoing paragraph must be recorded in the special book of minutes of the Audit and Corporate Practices Committee and evidencing the assistance of all the members.

The Audit and Corporate Practice Committee shall oversight the audit and corporate practices referred in the Securities Market Law, regulations established by the National Banking and Securities Commission and other applicable regulations, as well as those determined by the shareholders’ meeting. It shall also carry out duties in which a report is needed pursuant to the Securities Market Law.

The Audit and Corporate Practice Committee may not delegate its faculties, but it can appoint the persons that shall execute its resolutions. In absence of such appointment, the President shall be entitled to execute the resolutions of the Committee.

When the resolutions of the Board of Directors are not harmonious with the recommendations provided by the Audit and Corporate Practice Committee, the latter shall notify such situation to the investors, through the exchange markets in which the shares are listed.

The Audit and Corporate Practice Committee shall not carry out activities reserved by law or by these by-laws exclusively to the Shareholders’ Meeting or the Board of Directors.

FORTY.   Guarantees

Nor the members of the Board of Directors, nor members of the Audit and Corporate Practice Committee, nor the Secretary or their alternates, nor the Chief Executive Officer, are obliged to grant any kind of guarantee to assure the fulfilment of their liabilities in which they may incur in the performance of their duties and fulfilment of their obligations, unless the shareholders’ meeting or the Board of Directors that designate them, establishes such obligation.

FORTY-FIRST.   Limitations

The members of the Board of Directors the members of the Audit and Corporate Practice Committee that have with a conflict of interests with the Company’s interests in any transaction, shall notify this situation to the other members of the Board of Directors or the members of the Audit and Corporate Practice Committee, and shall abstain from taking part of any discussion or resolution in such respect.

The persons related to the Company pursuant to article 363 of the Securities Market Law and other applicable regulations, as well as the trustees of trusts incorporated in order to establish purchase option plans for employees and pension funds, retirement funds, seniority premiums and any other fund with similar purposes, when operating with shares or credit instruments that represent shares representing the capital stock of the Company, shall adjust to the regulations established by the Securities Market Law.

FORTY-SECOND.  Compensation

The Company agrees to hold the members and alternate members of the Board of Directors and the Audit and Corporate Practice Committee, the Secretary and the Chief Executive Officer, harmless of any claim, lawsuit, procedure or investigation, in connection of their legal performance of their duties, initiated in Mexico or in any foreign country in which the shares of the Company are registered or listed, or regarding other securities issued based on such shares or other fixed or variable interest securities issued by the Company, in which such persons could be part of as members acting as, principal or alternates, and executives, including the payment of any damage or loss that may be caused as well as the necessary amounts to carry out a transaction, as well as all the lawyer fees and expenses and other advisors hired for the defence of the interests of such persons, in the understanding that the Board of Directors shall be entitled to determine if it is necessary to hire any lawyer or advisor different from those providing services to the Company as the case may be, unless such claims, lawsuits, procedures or investigations derive form its negligence or misconduct.

Financial Information

FORTY-THIRD.   Annual Reports

1.
The Board of Directors must prepare and present to the shareholders’ meeting held after the end of each fiscal year, a report containing the financial information required by Article 172 of the General Law of Business Corporations and these by-laws.

2.
The Chief Executive Officer must prepare and present to the Board of Directors, a report containing the information required by the Securities Market Law, and its subsequent presentation to the shareholders’ meeting.

3.
The Audit and Corporate Practices Committee must prepare and present to the Board of Directors, a report containing the information required by the Securities Market Law, and its subsequent presentation to the shareholders’ meeting.

4.	Any other report required by the Securities Market Law, shall be submitted for its approval to the Annual Shareholders’ Meeting or to the Board of Directors.

Such financial information, together with any supporting documentation, must be made available to all shareholders upon request, in the Company’s domicile.

Profits, Losses and Fiscal Years

FORTY-FOURTH.    Profits

Subject to the applicable law and the reserves and provisions required thereby, the net annual profits of the Company shall be allocated as follows::

1.	Five percent (5%) shall be used to create or increase a legal reserve fund until the amount thereof equals at least 20% (twenty percent) of the Company’s capital;

2.	The amounts determined by the shareholders’ meeting shall be segregated and used to create or increase any general or special reserves;

3.	The shareholders’ meeting may elect to create or increase the Company’s working capital reserve to any extent necessary, and

4.	The balance, if any, may be used to pay dividends to the shareholders according to the amounts, terms and conditions approved by the shareholders’ meeting.

FORTY-FIFTH.    Losses

The Company’s losses, if any, shall be paid off with any capital reserves and, if such capital reserves are insufficient, with the paid-in capital or any other accounting item as the shareholders’ meeting may determine.

FORTY-SIXTH.   Fiscal Years

The Company’s fiscal year shall run from January 1 to December 31 of each year, except for the year in which the Company is liquidated.

Other Dispositions

FORTY-SEVENTH.    Dissolution and Liquidation

The Company shall be dissolved pursuant to Article 229 of the General Law of Business Corporations.

Once dissolved, the Company shall be liquidated, such liquidation shall be entrusted to one or more liquidators appointed by the shareholders’ meeting. Pursuant to Article 236 of the General Law of Business Corporations, if the shareholders’ meeting does not appoint the liquidators, a civil or district judge shall make such appointment with jurisdiction in the Company’s domicile.

In absence of specific instructions to the contrary from the Company to the liquidators, the liquidation shall be carried out in accordance with the following order of priority:

1.	Settlement of all outstanding transactions in the manner that is least detrimental to the Company’s creditors and shareholders;

2.	Collection and payment of debts;

3.	Sale of the Company’s assets;

4.	Preparation of the final balance sheet, and

5.	Distribution of the remaining assets, if any, to the shareholders in proportion to their respective interests.

FORTY-EIGHTH.   Applicable Law

In all matters not specifically provided for in these by-laws, the Company shall be ruled by the provisions of the Securities Market Law, the General Law of Business Corporations, and the regulations issued by the National Banking and Securities Commission and any other applicable law in Mexico.

FORTY-NINTH.    Jurisdiction

Any conflict, disputes, differences or disagreements that may arise between two or more shareholders, between two or more groups of shareholders or between any of the shareholders and the Company, derived from these by-laws or related to the same, shall be submitted to the competent courts in Guadalajara, Jalisco, Mexico, and the parties hereby expressly submit to the jurisdiction of such courts, waiving to any other jurisdiction that may correspond in virtue of their domiciles.